Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

June 28, 2024

Kiniksa Pharmaceuticals International, plc

23 Old Bond Street, Floor 3

London, WIS 4PZ

England, United Kingdom

Re:  Registration of Securities by Kiniksa Pharmaceuticals International, plc

Ladies and Gentlemen:

We have acted as counsel to Kiniksa Pharmaceuticals International, plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of:

(i) one or more series of debt securities of the Company (the “Debt Securities”), which Debt Securities may include senior debt securities, senior subordinated debt securities or subordinated debt securities issued under an indenture, including any supplemental indenture related thereto, and may be convertible into or exchangeable for the Company’s A ordinary shares, $0.000273235 nominal value per share in the capital of the Company (the “A Ordinary Shares”);

(ii) warrants (the “Warrants”) representing the right to receive or the obligation to sell, upon exercise, a number of (i) A Ordinary Shares, (ii) preferred shares in the capital of the Company (the “Preferred Shares”), or (iii) Debt Securities; and

(iii) units (the “Units,” and together with the A Ordinary Shares, Preferred Shares, Debt Securities and Warrants, the “Securities”), consisting of any combination of A Ordinary Shares, Preferred Shares, Debt Securities or Warrants.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

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The opinions expressed below are limited to the laws of the State of New York.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that:

1.            When (i) the terms of any Debt Securities and their issuance and sale have been duly authorized by all necessary corporate action of the Company and (ii) such Debt Securities have been duly executed, authenticated and delivered against payment of the purchase price therefor in accordance with the applicable definitive purchase, underwriting or similar agreement, as contemplated by the Registration Statement, and in the manner provided for in the applicable indenture, such Debt Securities will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms. The Debt Securities covered in the opinion in this paragraph include any Debt Securities that may be issued upon exercise, conversion or exchange pursuant to the terms of any other Securities.

2.            When (i) the terms of any Warrants and their issuance and sale have been duly authorized by all necessary corporate action of the Company and (ii) such Warrants have been duly executed, countersigned and delivered in accordance with the applicable warrant agreement and against payment of the purchase price therefor in accordance with the applicable purchase, underwriting or other agreement, and as contemplated by the Registration Statement, such Warrants will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

3.            When (i) the issuance and terms of any Units and their issuance and sale have been duly authorized by all necessary corporate action of the Company and (ii) such Units have been duly executed and delivered in accordance with the applicable unit, purchase, underwriting or other agreement, and as contemplated by the Registration Statement, such Units will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

In rendering the opinions set forth above, we have assumed that (i) the Registration Statement will have become effective under the Securities Act, a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and such Securities will have been issued and sold in accordance with the terms of such prospectus supplement; (ii) a definitive purchase, underwriting, or similar agreement, and any applicable indenture (including any supplemental indenture), warrant or unit agreement, pursuant to which such Securities may be issued, will have been duly authorized, executed and delivered by the Company and the other parties thereto, and the specific terms of such Securities will have been duly established in conformity with the applicable agreement and the articles of association of the Company (if applicable); (iii) at the time of the issuance of any Securities, the Company will be a validly existing under the laws of England and Wales; (iv)  the Debt Securities, Warrants and Units, and any applicable indenture (including any supplemental indenture), warrant or unit agreement will be governed by the laws of the State of New York and (v) all the foregoing actions to be taken by the Company will have been taken so as not to violate any applicable law and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property. For the avoidance of doubt, we tender no opinion as to any A Ordinary Shares or Preferred Shares that may be issuable upon the exercise, conversion or exchange of (or that may constitute a part of) any Debt Securities, Warrants or Units.

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Our opinions set forth above are subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally, (b) general principles of equity and (c) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. Our opinions are also subject to the qualification that the enforceability of provisions in the indenture (including any supplemental indenture) providing for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds. In addition, we express no opinion with respect to the enforceability of rights to receive prepayment premiums or the unaccrued portion of original issue discount upon acceleration of any Debt Securities, in each case to the extent determined to be unreasonable or to constitute unmatured interest or judgment currency provisions.

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We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

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